Exhibit 99.1

ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE

QUARTER ENDED JUNE 30, 2015

Athens, Tennessee, July 31, 2015, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2015. The Company’s net income for the three months ended June 30, 2015 was $749,000 or $0.42 per diluted share, compared to net income of $670,000 or $0.38 per diluted share for the same period in 2014. For the six months ended June 30, 2015, net income was $1.3 million or $0.75 per diluted share, compared to net income of $1.3 million or $0.75 per diluted share for the six months ended June 30, 2014.

Results of Operations – Three Months Ended June 30, 2015 and 2014

Net interest income after provision for loan losses increased $86,000, or 2.90%, for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. Interest income increased $72,000 when comparing the two periods as the average balance of interest-earning assets increased from $278.3 million for the three months ended June 30, 2014 to $287.9 million for the comparable period in 2015, which more than offset a decrease in the average yield on interest earning assets from 4.93% for the three months ended June 30, 2014 to 4.86% for the comparable period in 2015. Interest expense decreased $82,000 as the average cost of interest-bearing liabilities decreased from 0.79% to 0.63% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $231.7 million for the quarter ended June 30, 2014 to $236.1 million for the comparable period in 2015. The provision for loan losses increased $68,000 from $27,000 for the quarter ended June 30, 2014 to $95,000 for the quarter ended June 30, 2015.

Non-interest income increased $130,000 to $1.4 million for the three months ended June 30, 2015 compared to $1.3 million for the same period in 2014. The increase was primarily due to increases in income related to the origination and sale of mortgage loans on the secondary market and increases in revenue from Valley Title Services, LLC, partially offset by a decrease in consumer and commercial loan servicing and origination fees.

Non-interest expense increased $117,000 to $3.3 million for the quarter ended June 30, 2015 compared to $3.2 million for the quarter ended June 30, 2014. The increase was primarily due to an increase in salary and employee benefit expenses. Salary and employee benefits expense increased due to normal cost of living salary adjustments effective January 2015, the addition of employees and the higher cost of employee health insurance benefits.

Income tax expense for the three months ended June 30, 2015 was $387,000 compared to $367,000 for the same period in 2014. The primary reason for the change was the increase in taxable income during the 2015 period.

Results of Operations – Six Months Ended June 30, 2015 and 2014

Net interest income after provision for loan losses increased $88,000, or 1.50%, for the six months ended June 30, 2015 as compared to the same period in 2014. Interest income increased $85,000 when comparing the two periods as the average balance of interest-earning assets increased from $277.9 million for the six months ended June 30, 2014 to $285.0 million for the comparable period in 2015, which more than offset a decrease in the average yield on interest earning assets from 4.94% for the six months ended June 30, 2014 to 4.87% for the same period in 2015. Interest expense decreased $152,000 as the average cost of interest bearing liabilities decreased from 0.80% to 0.66% when comparing the same two periods, while the average balance of interest bearing liabilities increased $2.5 million from $232.1 million to $234.6 million. The provision for loan losses increased $149,000 from $53,000 for the six months ended June 30, 2014 to $202,000 for the six months ended June 30, 2015.

Non-interest income increased $213,000 for the six months ended June 30, 2015 compared to the same period in 2014. The increase was primarily due to an increase in income related to the origination and sale of mortgage loans on the secondary market and an increase in revenue from Valley Title Services, LLC, partially offset by a decrease in investment sales commissions and decreases in consumer and commercial loan servicing and origination fees.

Non-interest expense increased $329,000 for the six months ended June 30, 2015 compared to the same period in 2014. The increase was primarily due to increases in salary and employee benefits expense, other operating expense, data processing expense, partially offset by a reduction in occupancy and equipment expense. The increase in salary and employee benefit expense is a result of normal cost of living adjustments, an increase in the number of employees and an increase in the cost of employee health insurance benefit expense. Other operating expense increased primarily due to one-time costs associated with the origination of loans and expenses related to real estate foreclosures. Data processing expense increased primarily due to the costs associated with debit card processing arising from an increased number of transactions.

Income tax expense for the six months ended June 30, 2015 was $664,000 as compared to an income tax expense of $703,000 for the same period in 2014. The primary reason for the change was the decrease in taxable income during the 2015 period.

Total assets increased $5.6 million to $308.0 million at June 30, 2015, compared to $302.4 million at December 31, 2014. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at June 30, 2015.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2015	2014	2015	2014
Operating Data:
Total interest income	$3,499	$3,427	$6,944	$6,859
Total interest expense	373	455	778	930

Net interest income	3,126	2,972	6,166	5,929
Provision for loan losses	95	27	202	53

Net interest income after provision for loan losses	3,031	2,945	5,964	5,876

Total non-interest income	1,405	1,275	2,715	2,502
Total non-interest expense	3,300	3,183	6,674	6,345

Income before income taxes	1,136	1,037	2,005	2,033
Income tax expense	387	367	664	703

Net income	$749	$670	$1,341	$1,330

Net income per share, basic	$0.45	$0.41	$0.81	$0.79
Average common shares outstanding, basic	1,651,191	1,642,295	1,650,501	1,675,591
Net income per share, diluted	$0.42	$0.38	$0.75	$0.75
Average common shares outstanding, diluted	1,781,801	1,752,326	1,777,926	1,780,423

Performance ratios (annualized):
Return on average assets	0.97%	0.89%	0.87%	0.89%
Return on average equity	6.85	6.57	6.16	6.48
Interest rate spread	4.23	4.14	4.21	4.14
Net interest margin	4.34	4.27	4.33	4.27

	AS OF	AS OF
	JUNE 30, 2015	DECEMBER 31, 2014
FINANCIAL CONDITION DATA:
Total assets	$308,007	$302,404
Gross loans	252,148	242,473
Allowance for loan losses	3,888	3,915
Deposits	255,472	248,572
Securities sold under agreements to repurchase	1,032	1,513
Total liabilities	264,179	259,724
Stockholders’ equity	43,828	42,680

Non-performing assets:
Nonaccrual loans	$1,314	$2,171
Accruing loans past due 90 days	13	12
Foreclosed real estate	2,223	1,943
Other non-performing assets	—	30

Troubled debt restructurings(1)	$3,697	$3,833

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.54%	1.61%
Allowance for loan losses as a percent of non-performing loans	292.99	179.34
Non-performing loans as a percent of total loans	0.53	0.90
Non-performing loans as a percent of total assets	0.43	0.72
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.23	2.50

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	17.26%	17.35%
Tier 1 capital (to risk-weighted assets)	16.01	16.10
Tier 1 capital (to adjusted total assets)	11.93	11.66
Common equity tier 1 capital	16.01	N/A

(1)	Troubled debt restructurings include $370,000 and $420,000 in non-accrual loans at June 30, 2015 and December 31, 2014, respectively, which are also included in non-accrual loans at both dates listed above.

CONTACT:       Athens Bancshares Corporation

                            Jeffrey L. Cunningham

                            President and CEO

                            423-745-1111